EXHIBIT 10.1

THE RITZ-CARLTON, HALF MOON BAY

PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS

BETWEEN

VESTAR-ATHENS/YCP II HALF MOON BAY, L.L.C.,

a Delaware limited liability company,

and

VESTAR-ATHENS/YCP II HMB OPERATING COMPANY, L.L.C.,

a Delaware limited liability company,

collectively, AS SELLER

AND

SHC HALF MOON BAY, LLC,

a Delaware limited liability company,

AS PURCHASER

As of July 23, 2004

PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS

THIS PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS (this “Agreement”) is made as of July 23, 2004 (the “Effective Date”), by and between VESTAR-ATHENS/YCP II HALF MOON BAY, L.L.C., a Delaware limited liability company (“Land Company”), and VESTAR-ATHENS/YCP II HMB OPERATING COMPANY, L.L.C., a Delaware limited liability company (individually, “Operating Company” and, collectively with Land Company, “Seller”), and SHC HALF MOON BAY, LLC, a Delaware limited liability company (“Purchaser”).

W I T N E S S E T H:

A. Seller is the owner of the Property (defined below).

B. Seller desires to sell the Property and Purchaser desires to purchase the Property, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1 Agreement of Purchase and Sale. Subject to the terms and conditions hereinafter set forth, Seller agrees to sell and convey and Purchaser agrees to purchase, all of Seller’s right, title and interest in and to the following:

(a) the fee simple interest in the land situated in Half Moon Bay, California more particularly described on Exhibit A-1 attached hereto and made a part hereof, and the leasehold interest in the land described in Exhibit A-2 attached hereto, together with all and singular the rights and appurtenances of Seller pertaining to such property, including any right, title and interest of Seller in and to adjacent streets, alleys or rights-of-way (the property described in clause (a) of this Section 1.1 being herein referred to collectively as the “Land”);

(b) the buildings, structures, fixtures and other improvements on the Land, including specifically, without limitation, that certain hotel commonly known as “The Ritz-Carlton, Half Moon Bay” (the “Hotel”) (the property described in clause (b) of this Section 1.1 being herein referred to collectively as the “Improvements”);

(c) all tangible personal property upon the Land or within the Improvements, including specifically, without limitation, appliances, furniture, furnishings, equipment, carpeting, draperies and curtains, tools and supplies, decorations, china, glassware, linens, silver, utensils, all vehicles (if any), and other items of personal property (excluding cash and deposit accounts used exclusively in connection with the operation of the Land and the Improvements, and subject to (i) depletion, resupply, substitution, replacement and disposition in the ordinary course of business and (ii) the provisions of subparagraph (g) below and the provisions of Section 4.4(b) with respect to inventories (the property described in clause (c) of this Section 1.1(c) (and not excluded) being herein referred to collectively as the “Personal Property”);

(d) subject to Section 4.4(b) below, all contracts or reservations for the use of guest rooms, ballroom and banquet facilities or meeting rooms or other facilities of the Hotel or located within the Improvements (“Bookings”);

(e) all contracts and agreements (collectively, the “Operating Agreements”) relating to the upkeep, repair, maintenance or operation of the Land, the Improvements or the Personal Property or other property used in connection with the operation of the Hotel, including specifically, without limitation, all rights of Seller under all equipment leases;

(f) (i) all existing warranties and guaranties (expressed or implied) issued to Seller in connection with the Improvements or the Personal Property; (ii) all transferable names, marks, logos and designs, used in the operation or ownership of the Land, the Improvements or the Personal Property or any part thereof, if any; and (iii) all transferable licenses, franchises and permits owned by Seller and used in or relating to the ownership, occupancy or operation of the Land, the Improvements or the Personal Property or any part thereof (the property described in this clause (f) of this Section 1.1 being herein referred to collectively as the “Intangibles”);

(g) subject to Section 4.4(b) below, (i) all food and beverages (subject to any legal restrictions pertaining to the sale or transfer of alcoholic beverages); (ii) engineering, maintenance and housekeeping supplies, including soap and cleaning materials, fuel and materials; stationery and printing items and supplies; (iii) all opened and unopened retail inventory held for resale at the Hotel or any space therein conducting retail sales, and (iv) other supplies of all kinds, whether used, unused or held in reserve storage for future use in connection with the maintenance and operation of the Land, the Improvements or the Personal Property, in each case to the extent located at the Hotel, together with any additions thereto prior to Closing (defined below) and subject to depletion, resupply, substitution, replacement and disposition in the ordinary course of business (all of the foregoing in this clause (g) being referred to herein as the “Consumable Inventory” and, to the extent contained in unopened boxes, bottles, jars or containers of any type as of the date of Closing, shall be collectively referred to, together with unopened packages of china, glass, silver and linens, as the “Unopened Inventory”), subject to adjustment of the Purchase Price in accordance with Section 4.4(b)(v) below;

(h) all leases, licenses, concessions and other occupancy agreements, and any amendments thereto, whether or not of record, for the use or occupancy of any portion of the Real Property excluding, however, the Bookings and the Ground Leases (defined below)(collectively, the “Leases”) listed and described on Schedule 1.1(h) attached hereto and made a part hereof, including any deposits relating to such Leases held by Seller and not applied to the tenant’s obligations as of the date of Closing;

(i) all accounts receivable of the Hotel and all related operations (collectively, the “Receivables”) (provided that such receivables are to be purchased by Purchaser at Closing for an amount in addition to the Purchase Price which is based on the Hotel’s most current balance sheet as of the Closing Date, subject to the provisions of Section 4.4(a)(iv) below, and are not included in the Purchase Price); and

(j) subject to Section 4.4(b)(xvi) hereof, Seller’s interest in the funds contained in “house banks” for the Hotel as of the Cut-Off Time (defined in Section 4.4(a) below), whether held in the name of Seller, the Hotel or Manager (as defined below) and owned by Seller (collectively, the “House Bank Funds”). Seller and Purchaser expressly acknowledge and agree that the Property to be transferred as of the Closing Date to Purchaser pursuant to this Agreement includes any reserves existing under the Management Agreement (defined below), including the “FF&E Reserve”, but does not include any other cash or accounts created or maintained by Seller or Manager in connection with the ownership or operation of the Hotel.

1.2 Property Defined.

(a) The Land and the Improvements are sometimes collectively referred to herein as the “Real Property” and the Real Property, the Personal Property, the Bookings, the Operating Agreements, the Intangibles, the Consumable Inventory, the Receivables and the House Bank Funds are hereinafter sometimes referred to collectively as the “Property”; provided that, the Purchase Price does not include, and shall be adjusted with respect to, the Receivables, the House Bank Funds, the retail inventory and Unopened Inventory and the other adjustment items described in Section 4.4 below.

(b) Notwithstanding anything to the contrary in Section 1.1, the following items are expressly excluded from the Property:

(i) All cash on hand or on deposit, operating account or other account or reserve, except for security deposits held by Seller as landlord with respect to any Lease and the House Bank Funds which are to be transferred at Closing subject to the terms of this Agreement;

(ii) Any tangible or intangible property owned by Manager or other rights reserved by Manager under the Management Agreement or the Colony Club Agreement (as defined below); and

(iii) Any fixtures, personal property or intellectual property owned by (A) the supplier, vendor, licensor, lessor or other party under any Operating Agreements, (B) any employees, (C) any guests or customers of the Hotel, (D) the tenant under any Lease or (E) any other third party.

1.3 Permitted Exceptions. The Property shall be conveyed subject to the matters which are, or are deemed to be, Permitted Exceptions pursuant to Article II hereof (collectively, the “Permitted Exceptions”).

1.4 Purchase Price. Seller is to sell and Purchaser is to purchase the Property for a total of ONE HUNDRED TWENTY-FOUR MILLION THREE HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($124,350,000.00) (the “Purchase Price”), subject to adjustment pursuant to Section 4.4 below.

1.5 Payment of Purchase Price.

(a) On or before the date one (1) business day prior to the scheduled Closing Date (but in no event later than the business day preceding the Outside Closing Date (defined below), Purchaser shall deliver to Escrow Agent (defined below) by wire transfer an amount equal to the Purchase Price, as increased or decreased by prorations and adjustments as herein provided, less the Earnest Money (defined below) previously delivered to Escrow Agent.

(b) The Purchase Price, as increased or decreased by prorations and adjustments as herein provided, shall be payable in full at Closing in cash by wire transfer of immediately available federal funds to a bank account designated by Seller in writing to Purchaser and Escrow Agent prior to the Closing.

1.6 Earnest Money.

(a) Concurrently with the execution of this Agreement, Purchaser shall deposit the sum of FIVE MILLION and No/100 Dollars ($5,000,000)(together with all interest earned on such sums, the “Earnest Money”) in good funds, either by certified bank or cashier’s check or by federal wire transfer, with Partners Title Company (“Escrow Agent”) having its office at 712 Main Street, Suite 2000E, Houston, Texas, 77002, Attention: Reno Hartfiel, Facsimile No.: (713) 238-9199.

(b) Upon the delivery (or required delivery) of all or any portion of the Earnest Money by Purchaser to Escrow Agent, the Earnest Money (including any portion thereof that is required to be delivered but has not been delivered by Purchaser) shall be fully earned by Seller and non-refundable to Purchaser for any reason whatsoever, except that Purchaser shall be entitled to a return of the Earnest Money in the event this Agreement is timely terminated as a result of Purchaser’s election to terminate strictly in accordance with and pursuant to (i) Section 2.3(b) below, (ii) Section 4.8 below, or (iii) Section 7.2 below (following the occurrence of a major casualty).

(c) Escrow Agent shall hold the Earnest Money in an interest-bearing account in accordance with the terms and conditions of this Agreement. The Earnest Money shall be invested in obligations of, or obligations guaranteed as to principal and interest by, the U.S. government or any agency or instrumentality thereof, when such obligations are backed by the full faith and credit of the U.S. investments approved by Purchaser. All interest accruing on such sums shall become a part of the Earnest Money and shall be distributed as Earnest Money in accordance with the terms of this Agreement. Notwithstanding any provision of this Agreement to the contrary, in no event shall Seller have any responsibility or liability to Purchaser in connection with the accrual or payment of interest on any portion of the Earnest Money.

(d) Time is of the essence for the delivery of Earnest Money under this Agreement and the failure of Purchaser to timely deliver any portion of the Earnest Money shall be a material default, and shall entitle Seller, at Seller’s sole option, to terminate this Agreement immediately and to pursue all remedies available to Seller under this Agreement and applicable law.

1.7 Escrow Instructions. The terms and conditions set forth in this Agreement shall constitute both an agreement between Seller and Purchaser and escrow instructions for Escrow Agent. Seller and Purchaser shall promptly execute and deliver to Escrow Agent any separate or additional escrow instructions requested by Escrow Agent which are consistent with the terms of this Agreement. Any separate or additional instructions shall not modify or amend this Agreement unless expressly set forth by the mutual consent of Seller and Purchaser.

1.8 Management Agreement.

(a) Purchaser acknowledges that (i) the Hotel is being operated and managed by The Ritz-Carlton Hotel Company, L.L.C., a Delaware limited liability company (the “Manager”), pursuant to that certain (A) Operating Agreement dated as of October 8, 1998 by and between Land Company and Manager, (B) Pre-Commencement Agreement dated October 8, 1998 between Land Company and Manager, (C) letter dated October 8, 1998 from Manager to Land Company regarding the golf access and play agreement, (D) second letter dated October 8,

1998 from Manager to Land Company regarding collective bargaining and reserve accounts, (E) Memorandum of Operating Agreement dated as of October 8, 1998 by and between Land Company and Manager, (F) third letter dated October 8, 1998 from Manager to Land Company regarding financing contingency, (G) letter dated November 20, 1998 from Manager to Land Company regarding accounting (collectively, as amended, the “Management Agreement”), (ii) and Land Company and Manager entered into that certain Club Operating Agreement (“Colony Club Agreement”) dated as of June 1, 2001, pursuant to which Manager was engaged to operate the facility known as the “Colony Club”, and (iii) the Management Agreement and the Colony Club Agreement will be assumed by Purchaser and will remain in effect as of the Closing.

(b) Promptly following the execution and delivery of this Agreement, (i) Seller shall provide written notice to Manager that the parties have entered into this Agreement and that Seller intends to sell the Hotel to Purchaser, and (ii) Purchaser shall (A) acknowledge in writing in a form reasonably acceptable to Manager that Purchaser will execute a Retention Agreement (as defined in the Management Agreement in a form reasonably acceptable to Manager, (B) provide Manager with information demonstrating a “verifiable net worth” of at least 10% of the replacement cost of the Hotel in a manner satisfying Section 12.1 of the Management Agreement and (C) provide such information as may be reasonably requested by Manager in order to permit Manager to make its determination that Manager’s approval of the sale of the Hotel to Purchaser is not required pursuant to the terms of the Management Agreement.

(c) If the Manager either (i) acknowledges that its consent is not required for the sale of the Hotel to Purchaser or (ii) consents to sale of the Hotel and the assignment and assumption of the Management Agreement and the Colony Club Agreement, (A) Purchaser and Seller shall execute and deliver an assignment and assumption of the Management Agreement and the Colony Club Agreement pursuant to the Assignment of Contracts (defined below) or such other “Retention Agreement” (defined in the Management Agreement) as may be reasonably required by Manager, pursuant to which Purchaser shall assume all obligations of Seller under the Management Agreement and the Colony Club Agreement arising from and after the Closing Date.

(d) Notwithstanding any provision of this Agreement to the contrary, Seller shall not be liable or responsible for the performance by Manager of its obligations under the Management Agreement or the Colony Club Agreement regardless of whether such obligations are required to be performed prior to or after the Closing.

1.9 Assumed Liabilities. At Closing, to the extent either (a) arising after the Closing or (b) Purchaser receives a credit to the Purchaser Price with respect to such Liabilities at Closing, Purchaser shall assume all liability, obligation, damage, loss, diminution in value, cost or expense of any kind or nature whatsoever, whether accrued or unaccrued, actual or contingent, known or unknown, foreseen or unforeseen (collectively, “Liabilities”) arising from, relating to, or in connection with the Property or the Hotel, including, without limitation, subject to the Seller’s express representations and warranties in Section 5.1, all Liabilities with respect to the condition of the Property, including, without limitation, the design, construction, engineering, maintenance and repair or environmental condition of the Property; provided that, Seller shall retain and remain liable for all liabilities which accrue prior to the Closing and which are not expressly assumed by Purchaser under this Agreement or the conveyance documents to be executed pursuant to this Agreement at Closing. Purchaser shall have no liability for that certain Promissory Note (Contingent Purchase Payments) dated January 14, 1999 made by Land Company in favor of Ocean Colony Partners, L.P. The parties’ rights and obligations under this Section 1.9 shall survive the Closing.

ARTICLE II

TITLE AND SURVEY

2.1 Title Examination; Commitment for Title Insurance. Seller has obtained and delivered to Purchaser a preliminary commitment for title insurance dated July 22, 2004 (updated commitment no. 4) (File no. SLC04005160) (the “Title Commitment”) covering the Land and the Improvements from Commonwealth Land Title Insurance Company (the “Title Company”), and a copy of each document referenced in the Title Commitment as an exception to title to the Real Property. Purchaser shall deliver to Seller, within six (6) days after receipt by Purchaser, a copy of any updates (each a “Title Update”) to the Title Commitment, together with a written statement by Purchaser of all objections to title disclosed by any such Title Update.

2.2 Survey. Seller has (a) obtained and delivered to Purchaser and the Title Company, at Purchaser’s expense, from Brian Kangas Foulk, an ALTA survey of the Real Property dated May 28, 2001 and certified June 4, 2001 (Job no. 970242.60) (the “Survey”), and (b) engaged the surveyor to provide an update to the Survey (“Updated Survey”) and instructed such surveyor to prepare and deliver the Updated Survey prior to the Closing Date.

2.3 Title Updates; Cure of Title Objections.

(a) Subject to Section 2.3(b) and Section 2.4 below, the parties agree that the Permitted Exceptions to the Title Policy (defined below) shall be as set forth on Schedule 2.3.

(b) With respect to any Title Update delivered by Title Company after the Effective Date and the Updated Survey, Purchaser shall have until the date which is six (6) days after receipt of such Title Update to notify Seller, in writing, of such objections as Purchaser may have to anything contained in such Title Update or Updated Survey (but only if, and to the extent, any new title exceptions or survey matters materially and adversely impacts the value, ownership or operation of the Property by Purchaser). Any item contained in a Title Update or Updated Survey to which Purchaser does not object prior to the end of the applicable 6-day period shall be deemed a Permitted Exception. In the event Purchaser shall notify Seller, in writing, of objections to any new exception to title shown on a Title Update or survey matter shown on the Updated Survey prior to the expiration of the applicable 6-day period, Seller shall have the right, but not the obligation, to cure such exception by taking such actions as may be required by Title Company to either delete such exception from the Title Policy (defined below) or issue an endorsement over such exception. Within ten (10) days after receipt of Purchaser’s notice of objections in accordance with this Section 2.3(b), Seller shall notify Purchaser in writing whether Seller elects to attempt to cure any or all of such exceptions. If Seller elects to attempt to cure any title exception, Seller shall have until the Outside Closing Date to attempt to remove, satisfy or cure the same and for this purpose Seller shall, at Seller’s election, be entitled to a reasonable adjournment of the Closing if additional time is required, but in no event shall the adjournment exceed sixty (60) days after the Outside Closing Date. If Seller elects not to cure any objections specified in Purchaser’s notice, or if Seller is unable to effect a cure of those objections which it elected to cure prior to the Outside Closing Date (or any date to which the Closing has been adjourned) and so notifies Purchaser in writing, or if Seller fails to respond to Purchaser’s notice within said ten (10) day period, Purchaser shall have the following options: (i) to accept a conveyance of the Property subject to the Permitted Exceptions, specifically including any matter objected to by Purchaser which Seller is unwilling or unable to cure, and without reduction of the Purchase Price; or (ii) to terminate this Agreement by sending written notice thereof to Seller, and upon delivery of such notice of termination, this Agreement shall terminate and the Earnest Money shall be returned to Purchaser, and thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement; provided, however, that, Purchaser shall have the right to terminate this Agreement pursuant to this Section 2.3(b) if, and only if, any uncured title exception or survey matter materially and adversely impacts the value, ownership or operation of the Property by Purchaser. If Seller notifies Purchaser that Seller does not intend to attempt to cure any title objection or fails to respond to Purchaser’s notice within said ten (10) day period; or if, having commenced attempts to cure any objection, Seller later notifies Purchaser in writing that Seller will be unable to effect a cure thereof; Purchaser shall, within five (5) days after such notice has been given, notify Seller in writing whether Purchaser shall elect to accept the conveyance under clause (i) or to terminate this Agreement under clause (ii). Purchaser’s failure to notify Seller of termination of this Agreement within such 5-day period shall be deemed to be an irrevocable election under clause (i) to accept conveyance of the Property. Notwithstanding any provision of this Agreement to the contrary, in no event shall Seller have any obligation to cure any title matter objected to by Purchaser other than all mortgages and deeds of trust encumbering the Real Property and other monetary liens of a definite and ascertainable amount which have been created by Seller.

2.4 Conveyance of Title. At Closing, Seller shall convey and transfer to Purchaser title to the Real Property subject to the Permitted Exceptions. Notwithstanding anything contained herein to the contrary, the Real Property shall be conveyed subject to the following matters, all of which shall be deemed to be Permitted Exceptions:

(a) the lien of all ad valorem real estate taxes and assessments not yet due and payable as of the date of Closing, subject to adjustment as herein provided;

(b) local, state and federal laws, ordinances or governmental regulations, including but not limited to, building and zoning laws, ordinances and regulations, now or hereafter in effect relating to the Property;

(c) items shown on Schedule 2.3 hereof;

(d) items first shown on any Title Updates or the Updated Survey, which are either (i) not timely objected to by Purchaser in accordance with this Agreement, or (ii) waived or deemed waived by Purchaser in accordance with Section 2.3(b) hereof, or (iii) insured over by the Title Company in a manner reasonably satisfactory to Purchaser;

(e) the rights of Manager under the Management Agreement and the Colony Club Agreement;

(f) the rights of tenants under the Leases;

(g) the rights of Hotel guests which occupy the Hotel or have a reservation for rooms, food and beverages, meetings and other customary Hotel uses relating to periods subsequent to the Closing Date; and

(h) items recorded in connection with this Closing and any items appearing of record as a result of Purchaser’s or its affiliates or its or their agents’, employees’ or representatives’ acts or omissions.

2.5 Title Policy. At Closing, Purchaser and Seller request that Title Company issue a ALTA owner’s title insurance policy (“Title Policy”), Form B-1970 if available, in the amount of the Purchase Price, to Purchaser in accordance with the Title Commitment, insuring Purchaser’s fee and leasehold title to the Real Property as of the Closing Date, subject to the Permitted Exceptions.

ARTICLE III

DUE DILIGENCE

3.1 Acceptance of Due Diligence Review. Purchaser acknowledges and agrees that it has completed its diligence review of the Property and has approved the condition and operations of the Property in all respects. Purchaser shall continue to have the right to enter upon and inspect the Property, review books and records of the Hotel and otherwise conduct diligence activities in accordance with the terms and conditions of that certain Due Diligence and Access Agreement dated as of June         , 2004 made by Strategic Hotel Capital, Inc. in favor of Seller, but shall not have any right to terminate this Agreement, modify the Purchase Price or otherwise modify the terms and conditions of this Agreement in connection with any such inspections and in no event shall any matters discovered by Purchaser give Purchaser a right to terminate this Agreement or obtain a refund of the Earnest Money. In no event shall Purchaser use any information obtained from Seller or otherwise obtained by Purchaser in connection with the potential purchase of the Property for any purpose other than evaluating the acquisition of the Hotel including, without limitation, for any use in connection with the ownership or operation of any other hotel property now or in the future owned in whole or in part by Purchaser or a related party.

3.2 Seller Due Diligence Materials. PURCHASER ACKNOWLEDGES THAT (1) PURCHASER HAS RECEIVED AND IS FAMILIAR WITH ALL ENVIRONMENTAL, ENGINEERING, SOILS AND OTHER REPORTS REGARDING THE CONDITION OF THE PROPERTY LISTED ON SCHEDULE 3.2 ATTACHED HERETO, AND (2) ANY REPORTS DELIVERED OR TO BE DELIVERED BY SELLER OR ITS AGENTS OR CONSULTANTS TO PURCHASER (COLLECTIVELY, THE “REPORTS”) ARE BEING MADE AVAILABLE SOLELY AS AN ACCOMMODATION TO PURCHASER AND WITHOUT ANY REPRESENTATION OR WARRANTY OF SELLER AS TO THEIR ACCURACY OR COMPLETENESS AND THAT ANY RELIANCE BY PURCHASER ON SUCH REPORTS IN CONNECTION WITH THE PURCHASE OF THE PROPERTY IS UNDERTAKEN AT PURCHASER’S SOLE RISK. PURCHASER HAS CONDUCTED ITS OWN INVESTIGATION OF THE CONDITION OF THE PROPERTY TO THE EXTENT PURCHASER DEEMS SUCH AN INVESTIGATION TO BE NECESSARY OR APPROPRIATE. For purposes of this Agreement, the term “Seller Due Diligence Materials” shall mean the Reports, the Property Information and all other documents and materials provided or otherwise made available by Seller to Purchaser pursuant to Section 3.1 and the other provisions of this Agreement or otherwise, together with any copies or reproductions of such documents or materials, or any summaries, abstracts, compilations, or other analyses made by Purchaser based on the information in such documents or materials.

3.3 Return of Information, Materials. If this Agreement terminates for any other reason whatsoever, Purchaser shall promptly return all Property Information to Seller. This provision shall survive the termination or expiration of this Agreement.

ARTICLE IV

CLOSING

4.1 Time and Place. Subject to the provisions of Section 4.6 and 4.7 below, the consummation of the transaction contemplated hereby (“Closing”), as evidenced by the payment and release of the Purchase Price to Seller, shall occur on or before August 24, 2004 (“Outside Closing Date”) (with the actual date of Closing being referred to herein as the “Closing Date”). The Closing shall occur through an escrow administered by Escrow Agent with the Purchase Price and all documents (unless otherwise mutually agreed) shall be deposited with the Escrow Agent as escrowee. If requested by either party, a pre-closing shall be held on the business day preceding the scheduled Closing Date at the offices of Paul, Hastings, Janofsky & Walker LLP, 515 South Flower Street, 25th Floor, Los Angeles, California 90071. At Closing, Seller and Purchaser shall perform the obligations set forth in, respectively, Section 4.2 and Section 4.3, the performance of which obligations shall be concurrent conditions.

4.2 Seller’s Closing Obligations and Deliveries. At Closing, Land Company or Operating Company, as applicable, shall, through Escrow Agent (provided that such items shall be delivered to Escrow Agent not later than one (1) business day prior to the scheduled Closing Date or, if applicable, at the pre-closing described in Section 4.1 above):

(a) Deliver to Purchaser a duly executed grant deed (the “Deed”) in the form attached hereto as Exhibit B and made a part hereof conveying Seller’s fee interest in the Land and the Improvements, with a documentary transfer tax affidavit attached thereto;

(b) Deliver to Purchaser a duly executed assignment of ground leases (the “Ground Lease Assignment”) in the form attached hereto as Exhibit C and made a part hereof conveying Seller’s leasehold interests under that certain (i) Ground Lease dated as of August 15, 2002, by and between Clara K. Alves, Surviving Trustee under the Ernest and Clara K. Alves Family Trust Agreement dated June 25, 1999; Clara K. Alves, Executor of the Estate of Ernest Alves; and Frank Alves and Ruth C. Alves, Trustees of the Trust of Frank Alves and Ruth C. Alves under Agreement dated January 13, 1992 and Land Company, and (ii) Ground Lease dated January 1, 2003 between Land Company and the County of San Mateo, with a documentary transfer tax affidavit attached thereto if applicable;

(c) Execute and deliver to Purchaser at least two (2) original counterparts of a bill of sale in the form attached hereto as Exhibit D and made a part hereof conveying the Personal Property and Consumable Inventory without warranty of title or use and without warranty, expressed or implied, as to merchantability and fitness for any purpose;

(d) Execute and deliver to Purchaser at least two (2) original counterparts of an assignment of Operating Company’s interest in the Operating Agreements (to the extent assignable), the Management Agreement, the Colony Club Agreement, the Bookings and the other Intangibles (“Assignment of Contracts”) in the form attached hereto as Exhibit E and made a part hereof;

(e) Execute and deliver to Purchaser at least two (2) original counterparts of an assignment of Operating Company’s interest in the Leases in the form attached hereto as Exhibit F and made a part hereof;

(f) Deliver to Purchaser a certificate, dated as of the date of Closing and executed on behalf of Seller by a duly authorized officer thereof, stating that the representations and warranties of Seller contained in this Agreement are true and correct in all material respects as of the date of Closing (with appropriate modifications of those representations and warranties made in Section 5.1 hereof to reflect any changes therein which resulted from any change that occurred between the Effective Date and the Closing Date or which becomes known to Seller following the Effective Date including, without limitation, any changes resulting from actions under Section 5.4 hereof) or identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change which resulted from any change that occurred between the Effective Date and the Closing Date or which becomes known to Seller following the Effective Date. In no event shall Seller be liable to Purchaser for, or be deemed to be in default hereunder by reason of, any breach of representation or warranty which results from any change that (i) occurs between the Effective Date and the date of Closing and (ii) is expressly permitted under the terms of this Agreement or is beyond the reasonable control of Seller to prevent; provided, however, that the occurrence of a change which is not permitted hereunder or is beyond the reasonable control of Seller to prevent shall, if materially adverse to Purchaser, constitute the non-fulfillment of the condition set forth in Section 4.6(b). If, despite changes or other matters described in such certificate, the Closing occurs, Seller’s representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate;

(g) Deliver to Purchaser and the Title Company such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Seller;

(h) Deliver to Purchaser an affidavit duly executed by Land Company stating that Land Company is not a “foreign person” as defined in the Federal Foreign

Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act in the form attached hereto as Exhibit G and made a part hereof;

(i) If not already delivered to Purchaser, deliver to Purchaser, the Management Agreement, the Colony Club Agreement, the Operating Agreements and the licenses and permits, if any, in the possession of Seller or Seller’s agents, together with such leasing and property files and records which are material in connection with the continued operation, leasing and maintenance of the Property. Purchaser shall cooperate with Seller for a period of seven (7) years after Closing in case of Seller’s need in response to any legal requirement, a tax audit, tax return preparation or litigation threatened or brought against Seller, by allowing Seller and its agents or representatives access, upon reasonable advance notice (which notice shall identify the nature of the information sought by Seller), at all reasonable times to examine and make copies of any and all instruments, files and records, which right shall survive the Closing;

(j) Deliver to the Escrow Agent an executed closing statement (the “Closing Statement”) consistent with this Agreement and in a customary form;

(k) Deliver two (2) original copies of the Designation Agreement (defined below); and

(l) Deliver such additional documents as shall be reasonably required to consummate the transaction expressly contemplated by this Agreement.

4.3 Purchaser’s Closing Obligations and Deliveries. At Closing, Purchaser shall, through Escrow Agent (provided that such items shall be delivered to Escrow Agent not later than one (1) business day prior to the scheduled Closing Date or, if applicable, at the pre-closing described in Section 4.1 above):

(a) Pay to Seller the full amount of the Purchase Price, as increased or decreased by prorations and adjustments as herein provided, in immediately available wire transferred funds pursuant to Section 1.5 above, it being agreed that at Closing the Earnest Money shall be delivered to Seller and applied towards payment of the Purchase Price;

(b) Join Seller in execution of (or deliver original executed counterparts of) the instruments described in clauses (b), (d), (e), (j) and (k) of Sections 4.2 above;

(c) Deliver to Seller a letter duly executed by Purchaser, confirming that Purchaser is not acquiring the Property with the assets of an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), and, in the event Purchaser is unable or unwilling to make such a representation, Purchaser shall be deemed to be in default hereunder, and

Seller shall have the right to terminate this Agreement and to receive and retain the Earnest Money;

(d) Deliver to Seller a certificate, dated as of the date of Closing and executed on behalf of Purchaser by a duly authorized officer thereof, stating that the representations and warranties of Purchaser contained in this Agreement are true and correct in all material respects as of the date of Closing;

(e) Deliver to Seller such evidence as Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser;

(f) Deliver such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement; and

(g) Deliver to Seller a Certificate of Resale certifying the items of Personal Property purchased by Purchaser for resale after Closing.

4.4 Credits and Prorations.

(a) The following shall be apportioned with respect to the Property, as set forth in greater detail in Section 4.4(b) below, as of 12:01 a.m., on the Closing Date (the “Cut-Off Time”), as if Purchaser were vested with title to the Property during the entire day upon which Closing occurs:

(i) taxes (including personal property taxes on the Personal Property) and assessments levied against the Property;

(ii) payments under the Operating Agreements;

(iii) water, gas, electricity and other utility charges for which Seller is liable, if any, such charges to be apportioned at Closing on the basis of the most recent meter reading occurring prior to Closing (but subject to later readjustment as set forth below);

(iv) all Receivables including, without limitation, receivables accrued in connection with hotel reservations, the use of guest rooms, banquet and meeting room receivables (including any cancellation fees due to Seller in connection with any of the foregoing) as reflected on the city ledger, guest ledger or any other receivable ledger shall be purchased by Purchaser at the Closing without adjustment or allowance for uncollectable accounts; provided that, (A) Seller shall receive a credit at Closing to the Purchase Price in an amount equal to (1) 100% of all credit card Receivables outstanding as of the Closing Date, plus (2) 95% of all other outstanding Receivables as of the Closing Date. Notwithstanding any provision of this

Agreement to the contrary, there shall not be any post-Closing true-up in Receivables irrespective of the amount actually collected by Purchaser from and after the Closing Date;

(v) All fixed monthly rent, additional rent, escalation rent, percentage rent and other sums payable under any Lease or similar agreement for use of space at the Hotel (collectively, “Rent”) in accordance with Section 4.4(b)(xi) below;

(vi) advance deposits;

(vii) management fees pursuant to the Management Agreement and the Colony Club Agreement;

(viii) operational and/or occupancy taxes;

(ix) charges and fees paid or payable for licenses and permits transferred by Seller to Purchaser;

(x) accounts payable of the Hotel; and

(xi) any other operating expenses or other items pertaining to the Property which are customarily prorated between a purchaser and a seller for comparable hotel properties including, without limitation, any prepaid expenses.

(b) Notwithstanding anything contained in the foregoing provisions:

(i) At Closing, Seller shall receive a credit for all refundable cash or other deposits posted with utility companies serving the Property or any governmental agencies or authorities or posted pursuant to any Operating Agreement, or, at Seller’s option, Seller shall be entitled to receive and retain such refundable cash and deposits.

(ii) Any taxes paid at or prior to Closing shall be prorated based upon the amounts actually paid. If taxes and assessments for the current year have not been paid before Closing, Seller shall be charged at Closing an amount equal to that portion of such taxes and assessments which relates to the period before Closing and Purchaser shall pay the taxes and assessments prior to their becoming delinquent. Any such apportionment made with respect to a tax year for which the tax rate or assessed valuation, or both, have not yet been fixed shall be based upon the tax rate and/or assessed valuation last fixed. To the extent that the actual taxes and assessments for the current year differ from the amount apportioned at Closing, the parties shall make all necessary adjustments by appropriate payments between themselves following Closing. All necessary adjustments shall be made within fifteen (15) business days after the tax bill for the current year is received. Seller retains the right to commence, continue and settle any proceeding to contest any taxes for any taxable period which encompasses any period prior to the date of the Closing, and shall be entitled to any refunds or abatements of Taxes awarded in such proceedings.

(iii) Seller shall receive the entire advantage of any discounts for the prepayment by it of any taxes, water rates or sewer rents.

(iv) As to gas, electricity and other utility charges referred to in Section 4.4(a)(iii) above, Seller may, on notice to Purchaser, elect to pay one or more of all of said items accrued to the date hereinabove fixed for apportionment directly to the person or entity entitled thereto, and to the extent Seller so elects, such item shall not be apportioned hereunder, and Seller’s obligation to pay such item directly in such case shall survive the Closing.

(v) At Closing, the Purchase Price shall be adjusted to provide Seller with a credit equal to the sum of (1) the aggregate acquisition cost of all retail inventory held as of the Closing Date for resale at the Hotel or any space therein conducting retail sales including without limitation, the spa and the gift shop, plus (2) the aggregate acquisition cost of all Unopened Inventory (other than retail inventory described in (1) above) of the Hotel as of the Closing Date. As of the date immediately prior to the date of Closing, Seller and Purchaser shall jointly conduct or cause the Manager to conduct an inventory of all applicable inventories at the Hotel and shall deliver a written report thereon to Seller and Purchaser.

(vi) At Closing, Seller shall receive (or receive a credit in an amount equal to) all revenue (after the settlement of applicable commissions and/or costs) relating to vending machines in the Hotel up until the Cut-Off Time.

(vii) Revenues from the Hotel guest rooms (other than those set forth in clause (x) below) occupied on the evening immediately preceding the date of Closing, including any sales taxes, room taxes and other taxes charged to guests in such rooms with respect to the evening immediately preceding the date of Closing shall be divided equally between Seller and Purchaser (where a complete meeting package (“CMP”) guest is staying on a CMP rate, the food and beverage revenues shall be allocated based on whether the applicable meal or service occurred before or after the Cut-Off Time); provided, however, that to the extent that Manager records in the ordinary course the times at which food and beverage sales, telephone, facsimile or data communication, in-room movie, laundry, and other services are ordered by guests, then the same shall be allocated between Seller and Purchaser based on when orders for the same were received, with orders originating prior to the Cut-Off Time being allocable to Seller, and orders originating after the Cut-Off Time being allocable to Purchaser. All revenues from restaurants and other service operations conducted at the Property shall be allocated based on whether the same accrued before or after the Cut-Off Time as described in the preceding sentence, and Seller shall cause the Manager to separately record sales occurring before and after the Cut-Off Time at the Property. The foregoing amounts are referred to collectively as “Guest Revenues”. Notwithstanding the foregoing, all revenues from any bars and lounges at the Property shall be prorated based on the actual closing time for such bar or lounge. For example, if such bar or lounge closes at 2 a.m. on the Closing Date, Seller shall retain the revenues from such services and operations even such revenues were generated two (2) hours after the Cut-Off Time.

(viii) Revenues from conferences, receptions, meetings, and other functions occurring in any conference, banquet or meeting rooms in the Hotel, or in any adjacent facilities owned or operated by Seller, including usage charges and related taxes, food and beverage sales, valet parking charges, equipment rentals, and telecommunications charges, shall be allocated between Seller and Purchaser, based on when the function therein commenced, with (1) one-day functions commencing prior to the Cut-Off Time being allocable to Seller, (2) functions commencing after the Cut-Off Time being allocable to Purchaser, and (3) multi-day functions being allocated between Seller and Purchaser according to when the event commences and is scheduled to end. The foregoing amounts are referred to collectively as “Conference Revenues.”

(ix) Purchaser shall receive a credit at Closing in an amount equal to one hundred percent (100%) of all advance deposits that shall have been received by or credited to Seller prior to the Cut-Off Time on account of reservations for use or occupancy of the Property after the Cut-Off Time.

(x) To the extent not actually collected by Seller or Manager prior to the Cut-Off Time, all Guest Revenues and Conference Revenues allocated to Seller hereunder and not paid in cash prior to the Cut-Off Time, including the city ledger, guest ledger and any other receivable ledgers, shall together constitute Receivables hereunder and shall be purchased by Purchaser at Closing in their entirety. On account of Purchaser’s purchase of the Receivables, Seller shall receive a credit at Closing in an amount equal to the amount of the Receivables based on the amount reflected in the books of the Manager, as apportioned between Seller and Purchaser in accordance with this Section 4.4. After Closing, Purchaser shall have the exclusive right to collect all Receivables, and Seller shall have no further rights or interests therein. Purchaser shall have no right to any adjustment to the prorations with respect to the Receivables on or after Closing, for inability to collect outstanding Receivables or otherwise.

(xi) Rent shall be prorated as of the Closing Date.

(xii) Purchaser shall be entitled to a credit for all unapplied and refundable security and other deposits retained by Seller as of the Closing Date with respect to any Leases at the Hotel.

(xiii) Seller shall be responsible for all wages and other amounts owed to Manager’s employees at the Property relating to the period prior to the Cut-Off Time and Purchaser shall be responsible for all wages and other amounts due to employees at the Property relating to the period after the Cut-Off Time. The obligation to pay or reimburse the Manager for the wages, salaries, and other benefits of employment of employees of Manager, together with applicable employment and withholding taxes of such employees, shall be allocated between Purchaser and Seller as follows:

(1)	Hourly Employees: (A) wages of hourly employees shall be allocated according to hours worked during the current pay period before and after the Cut-Off Time; (B) employment and withholding taxes for the current pay period for such employees shall be allocated in the same manner as wages; (C) accrued vacation and required contributions to health, pension and other benefit plans for such employees shall be allocated on the basis used by Manager under the Management Agreement for allocating such costs to particular accounting periods, with such costs attributable to the accounting period in which the date of Closing occurs to be allocated on a per diem basis according to the number of days in the current period occurring before and after the Cut-Off Time; and (D) Purchaser shall be responsible for all severance pay with respect to discharged employees and all sick leave obligations.

(2)

Salaried Employees: the salaries, employment and withholding taxes, accrued vacation and other employment benefits for salaried employees shall be allocated on the basis used by the Manager under the Management Agreement for allocating such costs to particular accounting periods, with such costs during the accounting period in which the date of Closing occurs to be allocated on a per diem basis according to the number of days in the current period occurring before and after the Cut-Off Time. However, Purchaser shall be responsible for all severance pay with respect to discharged employees and all sick leave obligations.

Notwithstanding any provision of this Section 4.4 to the contrary, to the extent required by applicable law, accrued wages, vacation pay, health & welfare payments and other amounts accrued as of the Closing Date and due to employees of the Hotel shall be paid at Closing by Seller and shall not be prorated.

(xiv) Those fees and other compensation payable to the Manager under the Management Agreement and the Colony Club Agreement which are earned prior to the Cut-Off Time shall be the responsibility of Seller, and the fees and other compensation payable to the Manager under the Management Agreement and the Colony Club Agreement which are earned after the Cut-Off Time shall be the responsibility of Purchaser. The amount earned for such period shall be determined based on the provisions of the Management Agreement and the Colony Club Agreement in accordance with the allocations of revenue and expense items under this Agreement. On the Closing Date, the parties shall estimate, and Purchaser shall receive a credit for, Seller’s share of accrued but unpaid management fees due under the Management Agreement and Colony Club Agreement and reimbursable expenses as of the Closing Date.

(xv) The parties acknowledge that certain taxes accrue and are payable to the various local governments by any business entity operating a hotel and its related facilities. Included in those taxes may be business and occupation taxes, retail sales taxes, gross receipts taxes, and other special lodging or hotel taxes. For purposes of this Agreement, all of such taxes (expressly excluding taxes and assessments covered elsewhere in this Section 4.4 or in Section 4.5 or corporate franchise taxes, and federal, state and local income taxes) shall be allocated between Seller and Purchaser such that those attributable to the period prior to the Cut-Off Time shall be allocable to Seller and those attributable to the period after the Cut-Off Time shall be allocable to Purchaser (with the attribution of such taxes hereunder to be done in a manner consistent with the attribution under this Agreement of the applicable revenues on which such taxes may be based). Seller shall be solely responsible for payment of such taxes with respect to the period prior to the Cut-Off Time, and Purchaser shall be solely responsible for payment of such taxes with respect to the period after the

Cut-Off Time; provided, that, the parties may make an estimate of the amount of Seller’s share of such taxes accrued but not paid up to the Cut-Off Time and credit the amount so estimated to Purchaser at Closing, and in such case, to the extent of such credit, Purchaser shall be responsible for the payment of such taxes when due after the date of Closing and Seller shall not be liable for the amount of such taxes so credited to Purchaser; and provided further, that to the extent reasonably possible, the parties shall ascertain the amounts of such taxes allocable to Seller within the 90-day period following the date of Closing (concurrently with their determination of the amounts of the revenues allocable to Seller pursuant to Section 4.4(b)(xi) hereof), and if the parties shall agree on the amount thereof, Purchaser may deduct Seller’s share of such taxes from the amounts of revenues payable to Seller (and Seller shall not be further liable for the taxes so deducted) and, if the amount due Purchaser exceeds the revenues payable to Seller, Seller shall promptly pay any excess to Purchaser. If the parties are unable to agree on such amounts, the dispute thereon shall be resolved by the Outside Accountant as provided in Section 4.4(e) below.

(xvi) Seller shall receive a credit at Closing in an amount equal to the balance of the House Bank Funds as of the Cut-Off Time.

(xvii) Purchaser shall (A) honor all outstanding gift certificates, coupons, vouchers or other writings issued by Seller that entitles the holder or bearer thereof to a credit (whether in a specified dollar amount as for a specified item, such as room night or meals) to be applied against the usual charge for rooms, meals and/or goods and services at the Hotel (collectively, “Vouchers”) and shall assume all liability, if any, for all outstanding Vouchers as of the Closing Date regardless of any purported expiration, (B) receive a credit against the Purchase Price payable at Closing as set forth in Schedule 4.4(b)(xvii) attached hereto and incorporated herein by this reference, as such schedule is updated as of the Closing Date, and (C) indemnify, defend and hold Seller harmless from and against all claims, liabilities, costs and expenses arising out of the Vouchers from and after the Closing Date. The provisions of this Section 4.4(b) (xvii) shall survive the Closing without limit.

(xviii) At Closing, pursuant to that certain Service Agreement for Audiovisual Services by and between Operating Company and Audio Visual Services Group, Inc. d/b/a Presentation Services (“PS”), dated January 1, 2003 (as amended, the “AV Agreement”), Purchaser shall receive a credit in an amount equal to the unreimbursed “Net Profit Threshold” (as such term is defined in the AV Agreement) as of the Closing Date.

(c) Apportionment Credit. In the event the apportionments to be made at the Closing result in a credit balance (i) to Purchaser, such sum shall be paid (at Seller’s option) at the Closing by giving Purchaser a credit against the Purchase Price in the amount of such credit balance, or (ii) to Seller, Purchaser shall pay the amount thereof to Escrow Agent, to be delivered to Seller at Closing together with the net proceeds of the Purchase Price by wire transfer of immediately available funds to the account or accounts to be designated by Seller for the payment of the balance. Except as otherwise expressly provided herein, in any case in which Purchaser receives a credit at Closing on account of any obligation of Seller hereunder, Seller shall have no further liability for such obligation to the extent of the credit so given, and Purchaser shall pay and discharge the same.

(d) Closing Statement; Post-Closing Adjustments. The accounting staff of Seller (“Seller’s Accountants”) and the accounting staff of Purchaser (“Purchaser’s Accountants”) shall jointly make such inventories, examinations and audits of the Property, and of the books and records pertaining to the Property, as Seller’s Accountants and Purchaser’s Accountants may deem necessary to make the adjustments and prorations required under this Section 4.4, or under any other provisions of this Agreement. All such adjustments and prorations shall be made in accordance with the provisions of this Agreement and, to the extent not in conflict with the express provisions of this Agreement, otherwise in accordance with generally accepted accounting principles (“GAAP”). Based upon the results thereof, Seller will prepare and deliver to Purchaser for its review and approval prior to Closing a statement of prorations (the “Prorations Statement”) which shall (i) contain the best estimate of Seller’s Accountants of the amounts of the items requiring the prorations and adjustments in accordance with this Agreement and (ii) following approval by Purchaser’s Accountants, be the basis upon which the prorations and adjustments provided for herein shall be made at the Closing. The Prorations Statement shall be binding and conclusive on all parties hereto to the extent of the items covered by the Prorations Statement, except (A) where this Agreement expressly provides for further adjustment of such amounts after Closing, and (B) as otherwise provided in Section 4.4(e) below.

(e) Delayed Adjustment; Disputes. Except for prorations for real estate taxes and other assessments, which shall be adjusted within fifteen business (15) days of receipt of the tax bill for the tax year in which the Closing occurs, Purchaser and Seller shall make a one time post-Closing adjustment of any item of income and expense subject to adjustment as provided above which was either incomplete or incorrect (whether as a result of an error in calculation or a lack of complete and accurate information) as of the Closing, and the party in whose favor the original incorrect adjustment or error was made (“Adjusting Party”) shall promptly pay to the other party (“Requesting Party”) the sum necessary to correct such prior incorrect adjustment or error. Notwithstanding any provision of this Agreement to the contrary, all items required to be adjusted pursuant to this Section 4.4 shall be adjusted within sixty (60) days of Closing (except real estate taxes, which shall be re-adjusted within the period set forth above), and such adjustment shall be final and no further adjustment to the prorations or the Purchase Price shall be made.

(f) Resolution of Disputes. Within ten (10) business days after receipt of written notice of any such adjustment from the Requesting Party to the Adjusting Party, the Adjusting Party shall either (i) pay to the Requesting Party the amount of such excess credit, or (ii) notify the Requesting Party in writing that it disputes the adjustment being claimed. In the case of a dispute, the parties shall attempt to resolve such dispute, but if for any reason such dispute is not resolved by the date that is (x) thirty (30) days after the delivery of the original notice of the claimed adjustment by Purchaser or Seller or (y) fifteen (15) days after the Manager shall have delivered to Seller its annual financial statements for the final “Fiscal Year” under the Management Agreement, whichever is later but not to exceed sixty (60) days after Closing, then the parties shall submit such dispute to Deloitte & Touche, LLP (“Outside Accountants”), and the determination of the Outside Accountants, which shall be made within a period of fifteen (15) days after such submittal by the parties, shall be conclusive. The fees and expenses of the Outside Accountants shall be paid equally by Purchaser and Seller. At such time as the amount of any adjustment or dispute shall be determined (either by agreement or by determination of the Outside Accountants), any amount that shall be payable by the Requesting Party to the Adjusting Party as a result of such adjustment or determination shall be paid within ten (10) business days after the date on which such agreement or determination shall have been made.

(g) The provisions of this Section 4.4 shall survive Closing.

4.5 Closing Costs. Seller shall pay (a) the fees of any counsel representing it in connection with this transaction, (b) the premium for the Title Policy attributable to the CLTA portion of such policy, (c) the documentary transfer tax payable by reason of the transfer of the Real Property, (d) the fees for recording the Deed and the Assignment of Ground Leases, (e) all sales tax on the sale of the Personal Property (or any part thereof), (f) the cost of the Updated Survey, and (g) one-half (½) of any escrow fee which may be charged by the Escrow Agent. Purchaser shall pay (i) the fees of any counsel representing Purchaser in connection with this transaction, (ii) the premium for the Title Policy attributable to the ALTA coverage in excess of the premium for a CLTA policy, plus (A) 100% of the cost of any endorsements to the Title Policy, and (B) the cost of any title insurance provided to Purchaser’s’ lender, and (iii) one-half (½) of any escrow fees charged by the Escrow Agent. All other costs and expenses incident to this transaction and the closing thereof shall be paid in a manner consistent with custom for similar transactions in San Mateo County, California. Notwithstanding the foregoing, in the event that this Agreement is terminated as a result of a party’s default, such defaulting party shall pay all escrow and title cancellation fees charged in connection with such cancellation.

4.6 Conditions Precedent to Obligation of Purchaser. The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:

(a) Seller shall have delivered to Purchaser or deposited with Escrow Agent all of the items required to be delivered to Purchaser or deposited with Escrow Agent pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.2.

(b) All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date of Closing (with appropriate modifications permitted under this Agreement or not materially adverse to Purchaser).

(c) Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the date of Closing.

(d) [Intentionally Omitted]

(e) The Title Company shall be committed (through written closing instructions or otherwise) to issue the Title Policy to Purchaser.

(f) Purchaser shall have received estoppels from each party to the Operating Agreements listed on Schedule 4.6(f) as “Required Estoppel” (each such estoppel being a “Required Estoppel”). For purposes of this Section 4.6(f), any Required Estoppel to be received shall satisfy the requirement set forth above if such estoppel discloses no material adverse matters (excluding any matters actually known to any Purchaser Knowledge Party (defined below) as of the Effective Date) and (A) is in substantially the form attached to the applicable Operating Agreement or otherwise satisfies the estoppel requirements under such agreement, or (B) is in substantially the form attached as Exhibit I. With respect to the Other Estoppels listed on Schedule 4.6(f), Seller shall use commercially reasonable efforts to obtain such estoppels prior to the Outside Closing Date. The receipt of any estoppel other than the Required Estoppels shall not be a condition to Purchaser’s obligation to purchase the Property under this Agreement.

4.7 Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Seller in its sole discretion:

(a) Seller shall have received the Purchase Price as adjusted pursuant to and payable in the manner provided for in this Agreement.

(b) Purchaser shall have delivered to Seller all of the items required to be delivered to Seller pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.3.

(c) All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the date of Closing.

(d) Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the date of Closing.

4.8 Failure of Waiver of Conditions Precedent. In the event any of the conditions set forth in Sections 4.6 or 4.7 are not fulfilled or waived on or before the Outside Closing Date, the party benefited by such conditions may, by written notice to the other party, terminate this Agreement, whereupon all rights and obligations hereunder of each party shall be at an end except those that expressly survive any termination. Either party benefited by a condition set forth in Sections 4.6 and 4.7 above may, at its election, at any time or times on or before the date specified for the satisfaction of the condition, waive in writing the benefit of such condition. Purchaser’s consent to the close of escrow pursuant to this Agreement shall waive any remaining unfulfilled conditions, and any liability on the part of Seller for breaches of representations and warranties of which Purchaser had knowledge as of the Closing.

4.9 Designation Agreement. On or before the Closing Date, Seller and Purchaser shall each execute an original counterpart of a Designation Agreement, substantially in the form of Exhibit H attached hereto, which Designation Agreement names the Title Company as the “Reporting Person” under Section 6045(e) of the Internal Revenue Code (the “Designation Agreement”).

4.10 Disbursements and Other Actions by Escrow Agent. Upon the Closing, Escrow Agent shall promptly undertake all of the following in the following order and manner:

(a) Cause the Deed, the Assignment of Ground Leases and any other documents which the parties hereto may mutually direct to be recorded in the Real Property Records of San Mateo County, California;

(b) Disburse to Seller from funds deposited by Purchaser with Escrow Agent towards payment of all items (including, without limitation, the Purchase Price) chargeable to the account of Purchaser;

(c) Deliver to Seller a fully executed original of the instruments described in clauses (d), (e), (j), (k), and (l) of Section 4.2 above and clauses (c), (d), (e) and (f) of Section 4.3 and a conformed copy of the recorded Deed and Assignment of Ground Leases;

(d) Deliver to Purchaser a fully executed original of the instruments described in clauses (c), (d), (e), (f), (g), (h), (j), (k), and (l) of Section 4.2 above and a conformed copy of the recorded Deed and Assignment of Ground Leases;

(e) Direct the Title Company to issue the Title Policy to Purchaser; and

(f) File the Designation Agreement.

ARTICLE V

REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1 Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Purchaser as of the Effective Date:

(a) Organization and Authority; No Conflict. Each of Land Company and Operating Company has been duly organized and is validly existing under the laws of Delaware. Seller has the full right and authority to enter into this Agreement and to transfer all of the Property to be conveyed by Seller pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein to be made by Seller. The person signing this Agreement on behalf of Seller is authorized to do so. The execution and delivery of and the performance by Seller of its obligations under this Agreement do not and will not contravene, or constitute a default under Seller’s organizational documents or any agreement, judgment, injunction, order, decree or other instrument binding upon Seller.

(b) Pending Actions. To Seller’s knowledge, there is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Seller or threatened in writing to Seller which, if adversely determined, (i) could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Agreement, or (ii) would have a material adverse effect on the operation of the Hotel.

(c) Management Agreement. To Seller’s knowledge, (i) the Management Agreement is in full force and effect, and (ii) Seller is not in default beyond any applicable grace period in any monetary obligation or any material non-monetary obligation under the Management Agreement and Seller knows of no material default on the part of the Manager thereunder.

(d) No Violations. To Seller’s knowledge, Seller has not received prior to the Effective Date any written notification from any governmental or public authority (i) that the Hotel is in violation of any applicable fire, health, building, use, occupancy or zoning laws where such violation remains outstanding and, if unaddressed, would have a material adverse effect on the use of the Property as currently owned and operated or (ii) that any work is required to be done upon or in connection with the Property, where such work remains outstanding and, if unaddressed, would have a material adverse effect on the use of the Property as currently owned and operated. To Seller’s knowledge, Seller has not received prior to the Effective Date any written notification from any third party which is not a governmental or public authority that the Hotel is in material violation of any applicable material environmental or other law where such violation remains outstanding and, if unaddressed, would have a material adverse effect on the use of the Property as currently owned and operated.

(e) Condemnation. To Seller’s knowledge, no condemnation proceedings relating to the Real Property are pending.

(f) Environmental Matters. Except as set forth in the Seller Due Diligence Materials (including the Reports) or as otherwise disclosed to Purchaser, to Seller’s knowledge, Seller has received no written notification that any governmental or quasi-governmental authority has determined that there are any material violations of environmental statutes, ordinances or regulations affecting the Property.

(g) Title to Personal Property. Seller holds good and marketable title to the Personal Property free and clear of all mortgages, options, liens, charges, claims, restrictions or other encumbrances of any kind or nature, and all items of Personal Property have been fully paid for, to the extent that normal business practice permits, except those items identified on Schedule 5.1(g) which are subject to installment payments and with respect to which there are no installments due which are currently delinquent.

(h) Leases. Except as otherwise disclosed in the Seller Due Diligence Materials, the list of Leases attached hereto as Schedule 1.1(h) is accurate in all material respects and lists all Leases currently affecting the Hotel, and Seller has delivered (or otherwise made available to Purchaser) a true and correct copy of such Leases.

(i) Documents. To Seller’s knowledge, after inquiry of Manager, (i) Schedule 5.1(i) lists all written contracts and agreements which have a material impact on the ownership or operation of the Hotel and which remain in effect following the Closing Date, (ii) all documents listed on Schedule 5.1(i) attached hereto and delivered to Purchaser by or on behalf of Seller are true and correct copies of the originals in all material respects, and (iii) neither Seller nor any other party to such documents is currently in default of any material provision of such documents after expiration of any applicable notice and cure periods.

(j) Employees. Except as set forth on Schedule 5.1(j) attached hereto, there are no employment contracts to which Seller is a party and no union is presently serving as collective bargaining agent for any employees.

5.2 Knowledge Defined. For purposes of this Agreement, “knowledge” means (a) with respect to Seller, the actual knowledge of Jill Johnson (the person with primary day to day asset management on behalf of Yarmouth Capital Partners L.P. II) and Mark Hillis (provided that, in no event shall any such person(s) have any personal liability arising under this Agreement), without any duty of inquiry or investigation, and expressly excluding the knowledge of any other shareholder, partner, member, trustee, beneficiary, director, officer, manager, employee, agent or representative of Seller or any of its affiliates, and (b) with respect to Purchaser, (i) the actual knowledge of Steve Kisielica, Cody Warning, Laurence Geller and Rich Moreau (each a “Purchaser Knowledge Party”)(provided that, in no event shall any such person(s) have any personal liability arising under this Agreement) and expressly excluding the knowledge of any other shareholder, partner, member, trustee, beneficiary, director, officer, manager, employee, agent or representative of Purchaser or any of its Affiliates, (ii) any matter disclosed in any exhibits or schedules to this Agreement, and (iii) any matter disclosed by Purchaser’s inspections or investigations of the Property. For the purposes of this definition, the term “actual knowledge” means, with respect to any person, the conscious awareness of such person at the time in question, and expressly excludes any constructive or implied knowledge of such person.

5.3 Survival of Seller’s Representations and Warranties. The representations and warranties of Seller set forth in Section 5.1 as updated by the certificate of Seller to be delivered to Purchaser at Closing in accordance with Section 4.2(e) hereof, shall survive Closing for a period of one (1) year. No claim for a breach of any representation or warranty of Seller under this Agreement shall be actionable or payable unless each of the following are satisfied: (a) the breach in question results from or is based on a condition, state of facts or other matter which was not known to Purchaser prior to Closing, (b) the valid claims for all such breaches, if any, collectively aggregate more than One Hundred Thousand Dollars ($100,000), in which event the full amount of such claims shall be actionable, and (c) written notice containing a description of the specific nature of such breach shall have been given by Purchaser to Seller prior to the expiration of said one (1) year period and an action shall have been commenced by Purchaser against Seller within thirty (30) days after the termination of the survival period provided for above in this Section 5.3 (except that if Purchaser is seeking recovery from any third party as provided in the following sentence, Purchaser shall only be required to provide written notice to Seller within the one (1) year period and shall not be required to commence an action against Seller to preserve its claims). Purchaser agrees to first seek recovery under any insurance/title policies, and the Operating Agreements (including, without limitation, the

Management Agreement) prior to seeking recovery from Seller, and Seller shall not be liable to Purchaser if Purchaser’s claim is satisfied from such insurance policies or agreements. As used herein, the term “Cap” shall mean the total aggregate amount of Two Million Dollars ($2,000,000). In no event shall (i) Seller’s aggregate liability to Purchaser with respect to (A) any breach of any representation or warranty of Seller in this Agreement (as modified by any certificate to be delivered by Seller at Closing pursuant to Section 4.2(e) hereof), or (B) or any other claim whatsoever by Purchaser against Seller hereof exceed the amount of the Cap, or (ii) Seller be liable for any consequential or punitive damages.

5.4 Covenants of Seller. Seller hereby covenants with Purchaser as follows:

(a) From the Effective Date hereof until the Closing or earlier termination of this Agreement, Seller shall use reasonable efforts to operate and maintain the Hotel in a manner generally consistent with the manner in which Seller has operated and maintained the Hotel prior to the date hereof; provided, however, that Purchaser acknowledges that Seller’s ability to control the operation of the Hotel is limited by the terms of the Management Agreement.

(b) From the Effective Date hereof until Closing or the earlier termination of this Agreement, Seller shall use commercially reasonable efforts to perform its material obligations under the Management Agreement, the Operating Agreements and other agreements that may affect the Property.

(c) Seller shall deliver to each party other than Seller under the Operating Agreements listed on Schedule 4.6(f), an estoppel certificate in the form attached to or otherwise provided in the applicable agreement or, if no form is required, substantially the form of Exhibit I attached hereto, and shall request that such parties complete and sign the applicable estoppel and return them to Seller. Seller shall pursue such estoppels with commercially reasonable diligence and shall deliver copies of estoppels to Purchaser as Seller receives them (whether received before or after Closing). Notwithstanding any provision of this Agreement to the contrary (other than as set forth in Section 4.6(f) above), Purchaser’s receipt of any estoppels is not a condition to Purchaser’s obligation to close and to acquire the Property and the failure to obtain estoppel certificates from all or any of the required parties shall not (i) constitute a default by Seller hereunder or (ii) permit Purchaser to terminate this Agreement or obtain the return of the Earnest Money. The provisions of this Section 5.4(c) shall survive Closing.

(d) Seller shall deliver written notice to Ocean Colony Association of the sale of the Hotel to Purchaser in accordance with the terms of the Hotel Agreement between Ocean Colony Association and Seller.

(e) Seller shall undertake the work (“OCA Work”) described in the letter attached as Schedule 5.4(e) hereto in a good and workmanlike manner. In the event that the OCA Work is not completed by the Closing Date, Seller and Purchaser shall mutually agree upon a reasonable estimate of the cost to complete such work and Purchaser shall (i) receive a credit towards the Purchase Price at Closing in the amount of such estimated cost of completion, and (ii) assume all responsibility for completion of the OCA Work after Closing and payment of the cost of any remaining work.

(f) From the Effective Date hereof until the Closing or earlier termination of this Agreement, Seller will reasonably cooperate with a third-party consultant to be engaged by Purchaser to prepare a cost segregation study of the Property including, without limitation, providing such consultant with such documents and information as may be in Seller’s possession or control and are reasonably requested by Purchaser or such consultant in connection with the preparation of such study.

5.5 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller:

(a) ERISA. Purchaser is not acquiring the Property with the assets of an employee benefit plan as defined in Section 3(3) of ERISA.

(b) Organization and Authority. Purchaser has been duly organized and is validly existing under the laws of Delaware. Purchaser has the full right, power and authority to purchase the Property as provided in this Agreement and to carry out Purchaser’s obligations hereunder, and all requisite action necessary to authorize Purchaser to enter into this Agreement and to carry out its obligations hereunder have been, or by the Closing will have been, taken. The person signing this Agreement on behalf of Purchaser is authorized to do so, and this Agreement is enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency and similar laws. The execution and delivery of and the performance by Purchaser of its obligations under this Agreement do not and will not contravene, or constitute a default under Purchaser’s organizational documents or any agreement, judgment, injunction, order, decree or other instrument binding upon Purchaser.

(c) Pending Actions. There is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Purchaser which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Agreement.

(d) Patriot Act Compliance. Neither Purchaser nor any individual or entity having an interest in Purchaser is a person or entity described by Section 1 of the Executive Order (No. 13,224) Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, 66 Fed.

Reg. 49,079 (September 24, 2001), and does not engage in any dealings or transactions, and is not otherwise associated, with any such persons or entities.

5.6 Survival of Purchaser’s Representations and Warranties. The representations and warranties of Purchaser set forth in Section 5.5(a) shall survive Closing and shall be a continuing representation and warranty without limitation. All other representations and warranties of Purchaser shall survive Closing for a period of one (1) year.

5.7 Covenants of Purchaser.

(a) Purchaser hereby covenants with Seller that Purchaser has inspected the Real Property for the presence of Hazardous Substances (as defined below) in connection with its investigation of the Property prior to the execution hereof. Upon Seller’s request, Purchaser shall furnish to Seller copies of any reports received by Purchaser in connection with any such inspection. Purchaser hereby assumes full responsibility for such inspections and irrevocably waives any claim against Seller and releases Seller from all liability arising from the presence of Hazardous Substances on the Property. Purchaser shall also furnish to Seller copies of any other reports received by Purchaser relating to any other inspections of the Property conducted on Purchaser’s behalf, if any (including, specifically, without limitation, any reports analyzing compliance of the Property with the provisions of the Americans with Disabilities Act (“ADA”), 42 U.S.C. §12101, et seq., if applicable). As used herein, “Hazardous Substances” means all hazardous or toxic materials, substances, pollutants, contaminants, or wastes currently identified as a hazardous substance or waste in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (commonly known as “CERCLA”), as amended, the Superfund Amendments and Reauthorization Act (commonly known as “SARA”), the Resource Conservation and Recovery Act (commonly known as “RCRA”), or any other federal, state or local legislation or ordinances applicable to the Property.

(b) From and after the Closing, Purchaser shall indemnify, defend and hold harmless Seller (and its partners, consultants, representatives, employees and affiliates) from and against any and all losses, liabilities, claims and damages arising from (i) the failure of Manager and/or Seller to pay any and all obligations with respect to payment of accrued employees wages and benefits (to the extent Purchaser receives a credit for such amounts pursuant to Section 4.4(b)(xiv) above), and (ii) any breach of the requirements of the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any other similar law, arising from the sale of the Hotel or the actions of Purchaser or Manager from and after the Closing Date (including, without limitation, any closure of the Hotel after the Closing Date or any post-Closing reduction in the work force at the Hotel).

(c) All baggage or other property of guests of the Hotel which has been checked with or left in the care of Seller and remains in Seller’s care as of the Cutoff Time shall be inventoried and tagged jointly by Seller and Purchaser. Purchaser hereby agrees to defend, indemnify and hold harmless the Seller against any claims, losses or liabilities in connection with such baggage and property arising out of the acts or omissions of Purchaser from and after the Closing Date. Seller hereby agrees to defend, indemnify and hold harmless Purchaser against all claims, losses and liabilities with respect to such baggage and property arising out of the acts or omissions of the Seller prior to the Closing Date.

(d) As of the Closing Date, Seller shall deliver to Purchaser a list of all guests of the Hotel maintaining items in safe deposit boxes. Purchaser hereby agrees to defend, indemnify and hold harmless the Seller against any claims, losses or liabilities in connection with such safe deposit boxes arising out of the acts or omissions of Purchaser from and after the Closing Date. Seller hereby agrees to defend, indemnify and hold harmless Purchaser against all claims, losses and liabilities with respect to such safe deposit boxes arising out of the acts or omissions of the Seller prior to the Closing Date.

(e) Purchaser shall honor (and shall cause the Manager to honor) all reservations at the Hotel, or for any related conference, banquet, or meeting space or any other facilities, made through or in connection with the Hotel prior to the Cut-Off Time for periods on or after the date of Closing.

(f) The provisions of this Section 5.7 shall survive Closing.

ARTICLE VI

DEFAULT

6.1 Default by Purchaser. If Purchaser defaults under this Agreement, Seller shall be entitled, as its sole remedy (without limiting Seller’s rights under Section 10.20 below), to terminate this Agreement and receive the Earnest Money as liquidated damages for the breach of this Agreement, it being agreed between the parties hereto that the actual damages to Seller in the event of such breach are impractical to ascertain and the amount of the Earnest Money is a reasonable estimate thereof. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY AND ANY INTEREST THEREON HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES’ REASONABLE ESTIMATE OF SELLER’S DAMAGES AND AS SELLER’S EXCLUSIVE REMEDY AGAINST PURCHASER, AT LAW OR IN EQUITY, IN THE EVENT OF A DEFAULT UNDER THIS AGREEMENT ON THE PART OF PURCHASER. THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER.

INITIALS:            Seller    _______            Purchaser     _______

Nothing contained in this Section 6.1 shall limit or prevent Seller from (a) asserting any legal or equitable claims against Purchaser with respect to any indemnification of Seller under this Agreement or obligation to pay attorneys’ fees and other amounts under Section 10.20, or (b) enforcing any indemnity obligation of Purchaser under this Agreement or preclude Seller from obtaining a damage award in connection therewith, or (c) enforcing Purchaser’s other obligations and liabilities which survive a termination of this Agreement.

6.2 Default by Seller. In the event that Seller fails to consummate this Agreement for any reason other than Purchaser’s default or the permitted termination of this Agreement by Seller or Purchaser as herein expressly provided, Purchaser shall be entitled, as its sole remedy, either (a) to receive the return of the Earnest Money, which return shall operate to terminate this Agreement and release Seller from any and all liability hereunder, or (b) to enforce specific performance of Seller’s obligation to execute the documents required to convey the Property to Purchaser, it being understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder. Purchaser expressly waives its rights to seek damages in the event of Seller’s default hereunder. Purchaser shall be deemed to have elected to terminate this Agreement and receive back the Earnest Money if Purchaser fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before thirty (30) days following the date upon which Closing was to have occurred.

6.3 Seller’s Right to Cure Defaults. Notwithstanding anything to the contrary in this Agreement, Purchaser shall not have the right to exercise its remedies under Section 6.2 for a Seller default unless Purchaser has provided written notice to the Seller specifying in reasonable detail the nature of the Seller default, and the Seller has not cured the same within thirty (30) days after the Seller’s receipt of such notice (the “Seller Cure Period”), in which case the Closing shall be postponed until the date which is five (5) business days after the expiration of the Seller Cure Period.

ARTICLE VII

RISK OF LOSS

7.1 Minor Damage. In the event of loss or damage to the Property or any portion thereof which is not “major” (as hereinafter defined), this Agreement shall remain in full force and effect provided Seller performs any necessary repairs or, at Seller’s option, assigns to Purchaser all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies (excluding any business interruption insurance proceeds attributable to the period prior to Closing) or condemnation awards relating to the premises in question. In the event that Seller elects to perform repairs upon the Property, Seller shall use reasonable efforts to complete such repairs promptly and the date of Closing shall be extended a reasonable time in order to allow for the completion of such repairs. If Seller elects to assign a casualty claim to

Purchaser, the Purchase Price shall be reduced by an amount equal to the deductible amount under Seller’s insurance policy. Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.

7.2 Major Damage. In the event of a “major” loss or damage, Purchaser may terminate this Agreement by written notice to Seller and Escrow Agent, in which event the Earnest Money shall be returned to Purchaser. If Purchaser fails to deliver notice of termination of this Agreement within ten (10) days after Seller sends Purchaser written notice of the occurrence of major loss or damage, Purchaser shall be deemed to have elected to proceed with Closing, in which event Seller shall, at Seller’s option, either (a) perform any necessary repairs, or (b) assign to Purchaser all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies (excluding any business interruption insurance proceeds attributable to the period prior to Closing) or condemnation awards relating to the premises in question. In the event that Seller elects to perform repairs upon the Property, Seller shall use reasonable efforts to complete such repairs promptly and the date of Closing shall be extended a reasonable time in order to allow for the completion of such repairs. If Seller elects to assign a casualty claim to Purchaser, the Purchase Price shall be reduced by an amount equal to the deductible amount under Seller’s insurance policy. Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.

7.3 Definition of “Major” Loss or Damage. For purposes of Sections 7.1 and 7.2, “major” loss or damage refers to the following: (i) loss or damage to the Property or any portion thereof such that the cost of repairing or restoring the premises in question to a condition substantially identical to that of the premises in question prior to the event of damage would be, in the opinion of an architect selected by Seller and reasonably approved by Purchaser, equal to or greater than Five Million Dollars ($5,000,000), and (ii) any loss due to a condemnation which permanently and materially impairs the current use of the Property. If Purchaser does not give notice to Seller of Purchaser’s reasons for disapproving an architect within five (5) business days after receipt of notice of the proposed architect, Purchaser shall be deemed to have approved the architect selected by Seller.

ARTICLE VIII

COMMISSIONS

8.1 Brokerage Commissions. Each party agrees that should any claim be made for brokerage commissions or finder’s fees by any broker or finder through or on account of any acts of said party or its representatives, said party will indemnify and hold the other party free and harmless from and against any and all loss, liability, cost, damage and expense in connection therewith. Without limiting the foregoing, Seller shall pay all brokerage commissions and other amounts due to Hodges Ward Elliott in connection with the sale of the Property pursuant to this Agreement pursuant to the terms of a separate agreement between such parties. The provisions of this paragraph shall survive Closing or earlier termination of this Agreement.

ARTICLE IX

DISCLAIMERS AND WAIVERS

9.1 No Reliance on Documents. Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller to Purchaser in connection with the transaction contemplated hereby including. Purchaser acknowledges and agrees that all materials, data and information delivered by Seller to Purchaser in connection with the transaction contemplated hereby are provided to Purchaser as a convenience only and that any reliance on or use of such materials, data or information by Purchaser shall be at the sole risk of Purchaser, except as otherwise expressly stated herein. Without limiting the generality of the foregoing provisions, Purchaser acknowledges and agrees that (a) any environmental or other report with respect to the Property which is delivered by Seller to Purchaser shall be for general informational purposes only, (b) Purchaser shall not have any right to rely on any such report delivered by Seller to Purchaser, but rather will rely on its own inspections and investigations of the Property and any reports commissioned by Purchaser with respect thereto, and (c) neither Seller, any affiliate of Seller nor the person or entity which prepared any such report delivered by Seller to Purchaser shall have any liability to Purchaser for any inaccuracy in or omission from any such report.

9.2 DISCLAIMERS. IT IS UNDERSTOOD AND AGREED THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITION (INCLUDING, WITHOUT LIMITATION, THE PRESENCE OF ANY LANDFILL), UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH GOVERNMENTAL LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF THE PROPERTY DOCUMENTS OR ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO PURCHASER, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS”, SUBJECT TO ANY EXPRESS REPRESENTATION OR WARRANTY SET FORTH IN THIS AGREEMENT. PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESSED OR IMPLIED

WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, PROPERTY INFORMATION PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER, THE MANAGER OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT. PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT. UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS, AND PURCHASER, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY. PURCHASER AGREES THAT SHOULD ANY CLEANUP, REMEDIATION OR REMOVAL OF HAZARDOUS SUBSTANCES OR OTHER ENVIRONMENTAL CONDITIONS ON THE PROPERTY BE REQUIRED AFTER THE DATE OF CLOSING, SUCH CLEAN-UP, REMOVAL OR REMEDIATION SHALL BE THE RESPONSIBILITY OF AND SHALL BE PERFORMED AT THE SOLE COST AND EXPENSE OF PURCHASER.

The waivers and releases set forth in Section 5.7(a) and in the immediately preceding paragraph include claims of which Purchaser is presently unaware or which Purchaser does not presently suspect to exist which, if known by Purchaser, would materially affect Purchaser’s waiver or release of Seller. Purchaser specifically waives the provision of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR EXPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM MUST HAVE MATERIALLY AFFECTED THE SETTLEMENT WITH THE DEBTOR.”

INITIALS: Purchaser _________

9.3 Repairs, Reserves, and Capital Expenditures. Purchaser acknowledges that and agrees that (a) except as set forth Section 5.4(e) above, Seller shall have no obligation to make any repairs, replacements, improvements or alterations to the Property or to expend any funds therefore, including, without limitation, any reserves that may be held for such purpose, and (b) Purchaser shall not be entitled to a credit to the Purchaser Price at Closing in the event capital expenditures actually made at the Hotel for 2004 are less than the budgeted amount as of the date of the Closing.

9.4 Effect and Survival of Disclaimers. Seller and Purchaser agree that the provisions of this Article IX shall survive Closing.

ARTICLE X

MISCELLANEOUS

10.1 Confidentiality. Prior to Closing, except as may be required by law, (a) each of Seller and Purchaser agrees to maintain the confidentiality of the terms and provisions of this Agreement and (b) Purchaser agrees to maintain the confidentiality of all information respecting the Property (including the terms and provisions of this Agreement) received from Seller, Seller’s employees or agents or from Purchaser’s inspections; provided, however, that Purchaser shall be permitted to disclose such information to its employees, consultants, attorneys and/or agents, partners, lenders, and others retained in connection with this transaction provided such third parties agree to similarly maintain the confidentiality of such information. After the Closing, except as required by law, neither Seller nor Purchaser shall not make any general public statements or news releases, or any statements that may become public, regarding this transaction except with the prior written consent of the other party, such consent not to be unreasonably withheld or delayed. Purchaser’s and Seller’s obligations under this Section shall survive Closing or the earlier termination of this Agreement.

10.2 Discharge of Obligations. The acceptance of the Deed by Purchaser shall be deemed to be a full performance and discharge of every representation and warranty made by Seller herein and every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing.

10.3 Assignment. Purchaser may not assign its rights under this Agreement without first obtaining Seller’s written approval which may be given or withheld in Seller’s sole discretion; provided that, Purchaser may assign its rights under this Agreement to any entity which controls, is controlled by, or under common control with, Strategic Hotel Capital, Inc. Without limiting the foregoing, in no event shall Purchaser assign this Agreement to any assignee which, in the reasonable judgment of Seller, will cause the transaction contemplated hereby or any party thereto to violate the requirements of ERISA.

10.4 Notices. Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, or (b) reputable overnight delivery service with proof of delivery, or (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, or (d) legible facsimile transmission sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given either at the time of personal delivery, or, in the case of expedited delivery service or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or, in the case of facsimile transmission, as of the date of the facsimile transmission provided that an original of such facsimile is also sent to the intended addressee by means described in clauses (a), (b) or (c) above. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

If to Seller:

Yarmouth Capital Partners LP II

c/o Morgan Stanley

3424 Peachtree Rd., Suite 800

Atlanta, GA 30326-1118

Attention: Carroll A. Reddic, IV

Facsimile No.: (404) 846-1476

With a copy to:

Morgan Stanley US RE Investing Division

440 South LaSalle Street

One Financial Place, Floor 37

Chicago, IL 60605

Facsimile No.: (312) 706-4876

Attention: Jill Johnson

With a copy to:

Paul, Hastings, Janofsky & Walker LLP

515 South Flower Street, 25th Floor

Los Angeles, California 90071

Attention: Alan Weakland, Esq.

Facsimile no. (213) 996-3241

If to Purchaser:

Strategic Hotel Capital, Inc.

77 West Wacker, Suite 4600

Chicago, Illinois 60601

Attention: Steven N. Kisielica

Facsimile no. (312) 658-5799

With a copy to:

Perkins Coie LLP

131 South Dearborn Street, Suite 1700

Chicago, Illinois 60603-5559

Attention: Phillip Gordon, Esq.

Facsimile no. (312) 324-9400

10.5 Modifications. This Agreement cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

10.6 Calculation of Time Periods; Time is of the Essence. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday under the laws of the State in which the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The final day of any such period shall be deemed to end at 5 p.m., local time where the Real Property is located. Time is of the essence of this Agreement.

10.7 Successors and Assigns. The terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto.

10.8 Entire Agreement. This Agreement, including the Exhibits, the Schedules and any confidentiality agreement executed by Purchaser contain the entire agreement between the parties pertaining to the subject matter hereof and fully supersedes all prior written or oral agreements and understandings between the parties pertaining to such subject matter.

10.9 Further Assurances. Each party agrees that it will without further consideration execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate more effectively the purposes or subject matter of this Agreement. Without limiting the generality of the foregoing, Purchaser shall, if requested by Seller, execute acknowledgments of receipt with respect to any materials delivered by Seller to Purchaser with respect to the Property. The provisions of this Section 10.9 shall survive Closing.

10.10 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one such counterpart in proving this Agreement. In order to expedite the transaction contemplated herein, telecopied or facsimile signatures may be used in place of original signatures on this Agreement. Seller and Purchaser intend to be bound by the signatures on the telecopied document, are aware that the other party will rely on the telecopied signatures, and hereby waive any defenses to the enforcement of the terms of this Agreement based on the form of signature.

10.11 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

10.12 Applicable Law. THIS AGREEMENT IS PERFORMABLE IN THE STATE IN WHICH THE LAND IS LOCATED AND SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE SUBSTANTIVE FEDERAL LAWS OF THE UNITED STATES AND THE LAWS OF SUCH STATE. SELLER AND PURCHASER HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE IN WHICH THE LAND IS LOCATED IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN A STATE OR FEDERAL COURT SITTING IN THE STATE IN WHICH THE LAND IS LOCATED. PURCHASER AND SELLER AGREE THAT THE PROVISIONS OF THIS SECTION 10.12 SHALL SURVIVE THE CLOSING OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT.

10.13 No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

10.14 Exhibits and Schedules. The following schedules or exhibits attached hereto shall be deemed to be an integral part of this Agreement:

Exhibit A-1	–	Legal Description of the Fee Land
Exhibit A-2	–	Legal Description of the Leasehold Land
Exhibit B	–	Grant Deed
Exhibit C	–	Assignment of Ground Leases
Exhibit D	–	Bill of Sale
Exhibit E	–	Assignment and Assumption of Operating Agreements and Intangibles
Exhibit F	–	Assignment of Leases
Exhibit G	–	FIRPTA Certificate
Exhibit H	–	Designation Agreement
Exhibit I	–	Form of Estoppel
Schedule 1.1(h)	–	List of Leases
Schedule 2.3	–	Permitted Exceptions
Schedule 3.2	–	List of Reports
Schedule 4.4(b)(xvii)	–	Gift Certificates
Schedule 4.6(f)	–	Delivery of Estoppels
Schedule 5.1(g)	–	List of Encumbrances on Personal Property
Schedule 5.1(i)	–	List of Documents
Schedule 5.1(j)	–	Employment Agreements
Section 5.4(e)	–	Description of OCA Work

10.15 Captions. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.

10.16 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto. Singular words shall connote the plural as well as the singular, and plural words shall connote the singular as well as the plural, and the masculine shall include the feminine and the neuter, as the context may require.

10.17 Termination of Agreement. It is understood and agreed that if either Purchaser or Seller terminates this Agreement pursuant to a right of termination granted hereunder, such termination shall operate to relieve Seller and Purchaser from all obligations under this Agreement, except for such obligations as are specifically stated herein to survive the termination of this Agreement.

10.18 Attorneys Fees. If any action or proceeding is commenced by either party to enforce their rights under this Agreement or to collect damages as a result of the breach of any of the provisions of this Agreement, the prevailing party in such action or proceeding, including any bankruptcy, insolvency or appellate proceedings, shall be entitled to recover all reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs, in addition to any other relief awarded by the court.

10.19 Waiver of Jury Trial. Seller and Purchaser, to the extent they may legally do so, hereby expressly waive any right to trial by jury of any claim, demand, action, cause of action, or proceeding arising under or with respect to this Agreement, or in any way connected with, or related to, or incidental to, the dealings of the parties hereto with respect to this Agreement or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and irrespective of whether sounding in contract, tort, or otherwise. To the extent they may legally do so, Seller and Purchaser hereby agree that any such claim, demand, action, cause of action, or proceeding shall be decided by a court trial without a jury and that any party hereto may file an original counterpart or a copy of this Section with any court as written evidence of the consent of the other party or parties hereto to waiver of its or their right to trial by jury.

10.20 No Waiver. Failure of either party at any time to require performance of any provision of this Agreement shall not limit the party’s right to enforce the provision. Waiver of any breach of any provision shall not be a waiver of any succeeding breach of the provision or a waiver of the provision itself or any other provision.

10.21 No Reservation of Property. The preparation and/or delivery of unsigned drafts of this Agreement shall not create any legally binding rights in the Property and/or obligations of the parties, and Purchaser and Seller acknowledge that this Agreement shall be of no effect until it is duly executed by both Purchaser and Seller. Purchaser understands and agrees that Seller shall have the right to continue to market the Property and/or to negotiate with other potential purchasers of the Property until the satisfaction or waiver in writing of all conditions to the obligations of Purchaser under this Agreement.

10.22 No Recordation. Purchaser shall not record this Agreement, nor any memorandum or other notice of this Agreement, in any public records.

10.23 Liability under Deed. Purchaser agrees that if Purchaser has any right or claim against Seller pursuant to the warranties in the Deed, Purchaser shall exhaust all of its rights and remedies against the Title Company pursuant to the Title Policy prior to bringing any claim or action against Seller in respect of such warranties.

10.24 Like-Kind Exchange. Notwithstanding anything to the contrary in this Agreement, Purchaser acknowledges and agrees that Seller shall have the right at Closing, in lieu of receiving the Purchase Price for the sale of the Property, to exchange the Property (the “Tax-Free Exchange”) in a transaction intended to qualify as a tax-free exchange under Section 1031 of the Internal Revenue Code of 1986, as amended from time to time, and any regulations, rulings and guidance issued by the Internal Revenue

Service (collectively, the “Code”). If Seller elects to effect a Tax-Free Exchange pursuant to this Section 10.24, Seller shall provide written notice to Purchaser prior to Closing, in which case Seller shall enter into an exchange agreement and other exchange documents with a “qualified intermediary” (as defined in Treas. Reg. § 1.1031(k)-1(g)(4) of the Code) (the “Exchange Party”), pursuant to which Seller shall assign all of its right, title and interest under this Agreement to the Exchange Party. Purchaser shall execute and deliver such documents as may be required to complete the transactions contemplated by the Tax-Free Exchange which are in form and substance reasonably acceptable to Purchaser, and otherwise cooperate with Seller in all reasonable respects to effect the Tax-Free Exchange. Purchaser agrees that if Seller elects to effect a Tax-Free Exchange pursuant to this Section 10.24, at Closing, Purchaser shall pay the Purchase Price to the Exchange Party and direct Escrow Agent to disburse the Earnest Money to the Exchange Party. Notwithstanding the foregoing in this Section 10.24, the Tax-Free Exchange shall not diminish Purchaser’s rights, nor increase Purchaser’s liabilities or obligations, under this Agreement. Seller shall pay for all fees, costs and expenses in connection with the Tax-Free Exchange.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

SELLER:

VESTAR-ATHENS/YCP II HALF MOON BAY, L.L.C.,
a Delaware limited liability company

By:	Vestar-Athens, L.L.C., an Arizona limited liability company

	By:	Athens HMB, L.L.C., an Arizona limited liability company

		By:	/s/ Lee T. Hanley
		Its:	Managing Member

By:	Yarmouth Capital Partners, L.P. II, a Delaware limited partnership

	By:	MSREA LL Holdings, LLC, a Delaware limited liability company, its General Partner

		By:	MSREA Holdings, LLC, a Delaware limited liability company, its Managing Member

			By:	/s/ J. Mark Hillis
			Its:	Vice President

VESTAR-ATHENS/YCP II HMB OPERATING COMPANY, L.L.C., a Delaware limited liability company

By:	Vestar-Athens, L.L.C., an Arizona limited liability company

	By:	Athens HMB, L.L.C., an Arizona limited liability company

		By:	/s/ Lee T. Hanley
		Its:	Managing Member

By:	YCP HMB Operator, Inc., a Delaware corporation

	By:		/s/ J. Mark Hillis
	Its:		Vice President

[Purchaser’s signature on next page]

PURCHASER

SHC HALF MOON BAY, LLC, a Delaware limited liability company

By:	/s/ Steve Kisielica
Steve Kisielica
Senior Vice President

ACCEPTANCE BY ESCROW AGENT:

Partners Title Company hereby acknowledges that it has received a fully executed original or original executed counterparts of the foregoing Purchase and Sale Agreement and Joint Escrow Instructions and agrees to act as Escrow Agent thereunder and to be bound by and strictly perform the terms thereof as such terms apply to Escrow Agent.

Dated: July 23, 2004	PARTNERS TITLE COMPANY

	By:	/s/ Reno Hartfiel
	Name:	Reno Hartfiel
	Title:	Executive Vice President & General Counsel